Exhibit 10.4
RESTRICTED STOCK AWARD AGREEMENT
UNDER THE CITRIX SYSTEMS, INC.
2014 EQUITY INCENTIVE PLAN
Name of Awardee: Robert M. Calderoni
Award Date: November 2, 2015
Number of shares of Restricted Stock: 102,851
Pursuant to the Citrix Systems, Inc. 2014 Equity Incentive Plan (as amended from time to time, the “Plan”), Citrix Systems, Inc. (the “Company”) hereby grants an Award (as defined in the Plan) of Restricted Stock (as defined in the Plan) to the awardee named above (the “Awardee”). Upon acceptance of this Agreement, including any appendix for Awardee’s country (the “Appendix” and together with this Agreement, the “Award Agreement”), Awardee shall receive the number of shares of the Company’s common stock, par value $.001 per share (the “Stock”) subject to this Restricted Stock Award specified above (the “Restricted Shares”), subject to the restrictions and conditions set forth in this Award Agreement and in the Plan. The Company acknowledges the receipt from Awardee of consideration with respect to the par value of the Restricted Shares in the form of future services to be rendered to the Company by Awardee or such other form of consideration as is acceptable to the Committee.
1.Vesting. All of the Restricted Shares shall initially be subject to a risk of forfeiture. The risk of forfeiture shall lapse as to 8,571 Restricted Shares on November 30, 2015 and on the last day of each succeeding month, and as to 8,570 Restricted Shares on October 31, 2016, provided in each case that the Awardee is then, and since the Award Date has continuously been, in a service relationship with the Company or its Affiliates (including, without limitation, as a director of the Company). Shares of Stock for which the risk of forfeiture has lapsed shall be fully vested and nonforfeitable.

2.Issuance of Stock.

(a)    The Restricted Shares awarded hereunder shall be issued and held by the Company’s transfer agent in book entry form, and Awardee’s name shall be entered as the stockholder of record on the books and records of the Company with respect to the Restricted Shares upon compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the Plan. The determination of the Committee as to such compliance shall be final and binding on Awardee. Thereupon, the Awardee shall have all the rights of a stockholder with respect to such Restricted Shares, including voting and dividend rights, subject, however, to the restrictions and conditions specified herein. Awardee shall (i) accept this agreement electronically and (ii) deliver to the Company a stock power endorsed in blank.
(b)    Restrictions and Conditions.
(i)    Any book entries for the Restricted Shares granted herein shall bear an appropriate legend, as determined by the Committee in its sole discretion, to the effect that such Restricted Shares are subject to restrictions as set forth herein and in the Plan.
(ii)    Restricted Shares granted herein may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Awardee prior to vesting.
(c)    In the case of an in-kind dividend paid on the Restricted Shares, including without limitation a distribution of Stock by reason of a stock dividend, stock split or otherwise, any such distribution shall be subject to the vesting and restrictions of this Award Agreement in the same manner and for so long as the Restricted Shares granted pursuant to this Award Agreement to which they relate remain subject to such vesting and restrictions, and shall be promptly forfeited to the Company if and when such Restricted Shares are so forfeited. In the case of a cash dividend paid on the Restricted Shares, any such distribution shall be vested and nonforfeitable immediately upon payment.
3.Termination of Service Relationship.

(a)    If Awardee’s status is that of an employee immediately prior to a Change in Control, and within 18 months following a Change in Control, Awardee is terminated by the Company for reasons other than Cause, death or Disability, or Awardee terminates his employment with the Company for Good Reason, subject to the effectiveness of the release required by the Employment Agreement, Awardee’s rights in any Restricted Shares shall automatically become vested and nonforfeitable. For purposes hereof, the terms “Cause,” “Change in Control,” “Disability” and “Good Reason” shall have the same meanings as defined in the employment agreement between Awardee and the Company dated as of October 20, 2015 (the “Employment Agreement”).
(b)    If Awardee is involuntarily terminated from the Board of Directors (the “Board”) by reason of (i) non-election by the stockholders of the Company, (ii) failure of the Board to nominate Awardee for re-election at a subsequent annual meeting of stockholders of the Company or (iii) Awardee’s resignation or agreement not to stand for re-election at the request of the Board, where Awardee is otherwise willing and able to continue serving in such capacity, Awardee’s right in any Restricted Shares shall automatically become vested and nonforfeitable as of the date that Awardee is no longer serving as a director of the Company.
(c)    If Awardee’s service relationship with the Company and its Affiliates terminates as a result of his death or Disability, the Awardee’s rights in any Restricted Shares shall automatically become vested and nonforfeitable. For this purpose, “Disability” means Awardee’s termination of service relationship from the Company or its Affiliates after becoming eligible to receive benefits under the Company’s or an Affiliate’s then current long-term disability plan applicable to such Awardee.
(d)    If Awardee’s service relationship with the Company and its Affiliates terminates for any other reason, then Awardee’s right in any Restricted Shares shall automatically be forfeited upon the date of the termination of service relationship and such Restricted Shares shall be returned to the Company.
4.Change in Control. If Awardee’s status is that of a director and not an employee immediately prior to a Change in Control, Awardee’s right in any Restricted Shares shall automatically be vested and nonforfeitable upon the consummation of a Change in Control.

5.Incorporation of Plan. Notwithstanding anything herein to the contrary, this Award shall be subject to and governed by all the terms and conditions of the Plan. Capitalized terms in this Award Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

6.Transferability. This Award Agreement and the Award are personal to Awardee, non-assignable and not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. If Awardee is a U.S. employee (as determined by the Committee or any of its delegatees in its, his or her sole discretion), Awardee may be permitted to designate a beneficiary with respect to the shares of Stock to be issued upon vesting of the Award.

7.Tax Withholding. Awardee shall consult with Awardee’s tax advisor to determine whether it would be appropriate for Awardee to make an election under Section 83(b) of the Code with respect to this Award. Any such election must be filed with the Internal Revenue Service within 30 days of the date of this Award. If Awardee makes an election under Section 83(b) of the Code, Awardee shall give prompt notice to the Company, provide a copy of such election to the Company, and provide the required withholding tax to the Company. If Awardee files an election under Section 83(b), Awardee shall tender the shares subject to this Award that vest on November 30, 2015 in satisfaction of a portion of the withholding obligation that will apply, with the value of such tendered shares equal to the closing price of the Stock on November 30, 2015 and Awardee shall provide the balance of the withholding taxes in cash. Awardee shall tender the shares subject to this Award that vest on each vesting date in satisfaction of the withholding obligation that will apply, with the value of such tendered shares equal to the closing price of the Stock on such vesting date.
Regardless of any action the Company or, if different, Awardee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Awardee’s participation in the Plan and legally applicable to Awardee (“Tax-Related Items”), Awardee acknowledges that the ultimate liability for all Tax-Related Items is and remains his or her responsibility and that such liability may exceed the amount actually withheld by the Company or the Employer. Awardee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Shares, including, but not limited to, the grant or vesting of the Restricted Shares, the subsequent sale of Stock and the receipt of any dividends and/or any dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Shares to reduce or eliminate Awardee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Awardee has become subject to tax in more than one jurisdiction between the Award Date and the date of any relevant taxable or tax withholding event, as applicable, Awardee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
To avoid negative accounting treatment, the Company shall withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates. If the obligation for Tax-Related Items is satisfied by withholding Stock, for tax purposes, Awardee is deemed to have earned the full number of shares of Stock that have vested, notwithstanding that a number of shares have been tendered to the Company solely for purposes of paying the Tax-Related Items due.
Finally, Awardee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Awardee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Restricted Shares if Awardee fails to comply with Awardee’s obligations in connection with the Tax-Related Items.
8.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Awardee’s participation in the Plan, or Awardee’s acquisition or sale of the underlying Stock. Awardee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

9.Data Privacy. In accepting the Restricted Shares, Awardee explicitly, voluntarily and unambiguously consents to the collection, use, and transfer, in electronic or other form, of Awardee’s personal data as described in this Award Agreement and any other grant materials by an and among, as applicable, the Employer, the Company and any Affiliate for the exclusive purpose of implementing, administering and managing Awardee’s participation in the Plan.

Awardee understands that the Employer, the Company and its Affiliates may hold certain personal information about Awardee, including, but not limited to, Awardee’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, or any shares held in the Company, and details of all Awards or other entitlement to shares awarded, canceled, exercised, vested, unvested, or outstanding in Awardee’s favor (“Data”), for the exclusive purpose of managing and administering the Plan.
Awardee further understands that the Employer, the Company and/or its Affiliates will transfer Data among themselves as necessary for the exclusive purposes of implementation, administration and management of Awardee’s participation in the Plan, and that the Employer, the Company and/or its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan, including Fidelity Stock Plan Services, LLC or such other stock plan service provider as may be selected by the Company (“Data Recipients”).

Awardee understands that the Data Recipients may be located in Awardee’s country or elsewhere, including outside the European Economic Area, and that the Data Recipient’s country (e.g., the United States) may have different data privacy laws and protections. Awardee understands that, if Awardee resides outside the United States, Awardee may request a list with the names and addresses of Data Recipients by contacting in writing Awardee’s local human resources representative. Awardee authorizes the Data Recipients to receive, possess, use, retain, and transfer Data, in electronic or other form, for the purposes of implementing, administering, and managing Awardee’s participation in the Plan. Awardee understands that Data will be held only as long as is necessary to implement, administer and manage Awardee’s participation in the Plan.
Awardee understands that, if Awardee resides outside the Unites States, Awardee may, at any time, view Data, request additional information about the storage and processing of Data, or require any necessary amendments to Data to make the information contained therein factually accurate, or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Awardee’s local human resources representative.
Further, Awardee understands that Awardee is providing the consents herein on a purely voluntary basis. If Awardee does not consent, or if Awardee later seeks to revoke the consents, Awardee’s employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the consents is that the Company would not be able to grant Restricted Shares or other equity awards to Awardee or administer or maintain such awards. Therefore, Awardee understands that refusing or withdrawing the consents may affect Awardee’s ability to participate in the Plan. For more information on the consequences of Awardee’s refusal to consent or withdrawal of consent, Awardee understands that Awardee may contact in writing Awardee’s local human resources representative.
10.Nature of Grant. In accepting the Restricted Shares, Awardee expressly acknowledges, understands and agrees to the following:

(a)    the Plan is established voluntarily by the Company, it is discretionary in nature, and may be terminated by the Company at any time, except as otherwise set forth in the Plan;
(b)    the grant of the Restricted Shares is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Shares, or benefits in lieu of Restricted Shares, even if Restricted Shares or other awards have been granted in the past;
(c)    all decisions with respect to future Awards, if any, will be at the sole discretion of the Company;
(d)    this Award Agreement does not confer upon Awardee any rights with respect to continuation of employment by the Employer and shall not interfere with the ability of the Employer to terminate Awardee’s employment or service relationship (if any) at any time;
(e)    the Restricted Stock Award grant and Awardee’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or any Affiliate;
(f)    the future value of the underlying shares of Stock is unknown, indeterminable and cannot be predicted with certainty;
(g)    Awardee is voluntarily participating in the Plan;
(h)    for Awardees who reside outside the U.S., the following additional provisions shall apply:
(i)    the Restricted Shares and any other shares of Stock acquired under the Plan, and the income and value of same, are not intended to replace any pension rights or compensation;

(ii)    Restricted Shares, and the related income and value of same, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or to the Employer and are outside the scope of Awardee’s employment contract, if any;
(iii)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Shares resulting from termination of Awardee’s employment or service by the Company or the Employer (whether or not in breach of local labor laws) and in consideration of the grant of the Restricted Shares to which Awardee is otherwise not entitled, Awardee irrevocably agrees never to institute any claim against the Company or any Affiliate, waives his or her ability, if any, to bring any such claim and releases the Company and any Affiliate from any such claim, if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Awardee shall be deemed to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims; and
(iv)    neither the Employer, the Company nor its Affiliates shall be liable for any foreign exchange rate fluctuation between Awardee’s local currency and the United States Dollar that may affect the value of the Award or any amounts received upon the sale of any shares of Stock acquired under the Plan or the receipt of any dividends or dividend equivalents.
11.Miscellaneous.

(a)    Notice hereunder shall be given to the Company at its principal place of business, and shall be given to Awardee at the last address on record at the Employer, or in either case at such other address as one party may subsequently furnish to the other party in writing or such other form as may be specified by the Company.
(b)    The Committee may amend the terms of this Award Agreement, prospectively or retroactively, provided that the Award Agreement as amended is consistent with the terms of the Plan, but no such amendment shall impair Awardee’s rights under this Award Agreement without Awardee’s consent.
(c)    This Award Agreement shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian or other legal representative of Awardee.
(d)    This Award Agreement may be executed in one or more counterparts, all of which together shall constitute one instrument. This Award Agreement and the Plan together constitute the entire agreement between the parties relative to the subject matter hereof, and supersede all proposals written, oral or electronic relating to the subject matter hereof.
12.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Awardee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

13.Language. If Awardee has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

14.Governing Law and Venue. The Restricted Shares and this Award Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.
For purposes of litigating any dispute that arises under this grant or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Florida and agree that such litigation shall be conducted in the courts of Broward County, Florida, or the federal courts for the United States for the Southern District of Florida, where this grant is made and/or to be performed.

15.Appendix. Notwithstanding any provisions in this Award Agreement, the Restricted Shares shall be subject to any special terms and conditions set forth in any Appendix to this Award Agreement for Awardee’s country. Moreover, if Awardee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Awardee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Award Agreement.

16.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Awardee’s participation in the Plan, on the Restricted Shares and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Awardee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

17.Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

18.Insider Trading Restrictions/Market Abuse Laws. Awardee acknowledges that, depending on Awardee’s country, Awardee may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell the shares of Stock or rights to shares of Stock under the Plan during such times as Awardee is considered to have “inside information” regarding the Company (as defined by the laws in Awardee’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Awardee acknowledges that it is Awardee’s responsibility to comply with any applicable restrictions, and Awardee is advised to speak to his or her personal advisor on this matter.

19.Waiver. Awardee acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Awardee or any other awardee.

By electronically accepting the Award Agreement and participating in the Plan, Awardee agrees to be bound by the terms and conditions in the Plan and this Award Agreement, including the Appendix. Within six months of the Award Date, if Awardee has not electronically accepted this Award Agreement on Fidelity.com’s website, or the website of any other stock plan service provider appointed by the Company, then this award shall automatically be deemed accepted, and Awardee shall be bound by the terms and conditions in the Plan and this Award Agreement, including the Appendix.